Exhibit 10.1

ROGERS CORPORATION
2009 LONG-TERM EQUITY COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
(For Officers and Employees)

Pursuant to the Rogers Corporation 2009 Long-Term Equity Compensation Plan (the “Plan”), Rogers Corporation (the “Company”) hereby grants to ______________ (the “Optionee”) a non-qualified stock option (this “Stock Option”) to purchase a maximum of ________ shares of (capital) common stock of the Company (the “Capital Stock”) at the price of $___________ per share, subject to the terms of this agreement (this “Agreement”).  This Stock Option is granted as of _________________ (the “Grant Date”).

1.
Timing of Exercise. Subject to Section 2 below, this Stock Option shall become vested and exercisable as follows: if the Optionee continues in the employ of the Company or any Affiliate, this Stock Option will become exercisable on the second anniversary of the Grant Date as to the first one-third of the shares subject to this Stock Option, on the third anniversary of the Grant Date as to the second one-third, and on the fourth anniversary of the Grant Date as to the balance; except that upon the occurrence of a Change in Control (as defined in the Plan) the vesting and exercisability of this Stock Option shall be accelerated on and after a Change in Control (as defined in the Plan) as provided under Section 11.9 of the Plan.  The Optionee shall be considered to be employed for purposes of this Stock Option until the Optionee’s Termination of Service (as defined in the Plan). This Stock Option shall remain exercisable until it expires on the tenth anniversary of the Grant Date, unless this Stock Option is sooner terminated as provided herein.

2.
Termination of Stock Option. If the Optionee’s employment by the Company and its Affiliates terminates for any reason, other than death, Disability or Retirement as provided below, this Stock Option may thereafter be exercised, to the extent it was vested and exercisable on Termination of Service for a period of three months from such date or, if earlier, the tenth anniversary of the Grant Date.

(a)
Termination by Reason of Death or Disability. If the Optionee’s employment by the Company and its Affiliates terminates by reason of death or Disability, this Stock Option shall become immediately vested and exercisable in full and may thereafter be exercised by the Optionee’s beneficiary or the Optionee, as applicable, for a period of five years from the date of death or Disability, as the case may be, or, if earlier, until the tenth anniversary of the Grant Date.  For purposes of this Stock Option, “Disability” means the Optionee’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform his or her duties hereunder.

(b)
Termination by Reason of Retirement. If the Optionee’s employment by the Company and its Affiliates terminates by reason of Retirement, this Stock Option shall become immediately vested and exercisable in full and may thereafter be exercised for a period of five years from the date of such termination of employment or, if earlier, until the tenth anniversary of the Grant Date.  For purposes of this Stock Option, “Retirement” means Termination of Service after the Optionee attains fifty-five years of age and completes at least five years of vesting service.  For avoidance of doubt, it is not necessary to complete five years of vesting service prior to attaining age fifty-five in order to qualify for Retirement.  For purposes of this Section 2.(b), “years of vesting service” shall be determined in the same manner as provided for under the Section 401(k) plan maintained by the Company as in effect as of the Grant Date.

3.
Manner of Exercise. This Stock Option may be exercised in whole or in part by giving written or electronic notice of exercise to the Company or the Company’s designee designated to accept such notices specifying the number of shares to be purchased, accompanied by the full purchase price of the Shares being purchased.  Payment of the purchase price may be made by one or more of the following methods:

(a)	In cash, by check, electronic transfer of funds or by other cash equivalent acceptable to the Company;

(b)	In Shares (either actually or by attestation) valued at its Fair Market Value (as defined in the Plan) as of the date of tender or attestation;

(c)
By instructing the Company to retain from Shares otherwise issuable upon the exercise of this Stock Option a number of Shares having a Fair Market Value equal to all or a portion of the purchase price as of the date of exercise (a “net-exercise”) under Section 5.4(c) of the Plan; or

(d)	By a combination of the above.

The Optionee may also deliver to the Company or the Company’s designee a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash, a check, electronic transfer of funds or other cash equivalent acceptable to the Company to pay the purchase price; provided that the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment.  Payment instructions will be received subject to collection.

Ownership of shares of Capital Stock to be purchased pursuant to the exercise of the Stock Option will be contingent upon complying with all requirements contained in the Plan, this Agreement, and applicable provisions of law.  To the extent that the Optionee chooses to pay the purchase price by previously-owned shares of Capital Stock through the attestation method or a net-exercise, only the net amount of shares shall be issued.

4.
Stock Option Transferable in Limited Circumstances. This Stock Option may be transferred to a family member, trust or charitable organization to the extent permitted by applicable law (including any S-8 applicable to the Plan); provided that the transferee agrees in writing with the Company to be bound by the terms of this Agreement and the Plan. Except as permitted in the preceding sentence, this Stock Option is not transferable other than by will or by the laws of descent and distribution, and this Stock Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

5.
Stock Option Shares. The shares to be issued under the Plan are shares of the Capital Stock of the Company as constituted as of the date of this Agreement, subject to adjustment as provided in Section 2.3(a) of the Plan.

6.	Change in Control. The Company shall have the right to modify or terminate this Stock Option upon a Change in Control as provided in Section 2.3(b) of the Plan.

7.
Rights as a Shareholder. The Optionee shall have the rights of a shareholder only as to shares of Capital Stock acquired upon exercise of this Stock Option and not as to any shares of Capital Stock covered by the unexercised portion of this Stock Option. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such shares are acquired.

8.
Tax Withholding. The Optionee hereby agrees that the exercise of this Stock Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such income and employment tax withholding as may be required of the Company under applicable United States federal, state or local law on account of such exercise. The Optionee may satisfy the obligation(s), in whole or in part, by electing (i) to make a payment to the Company in cash, by check or by other instrument acceptable to the Company, (ii) to deliver to the Company a number of already-owned shares of Capital Stock having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share) as may be permitted pursuant to written policies or rules adopted by the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) in effect at the time of exercise, or (iii) by any combination of (i) and (ii).  In addition, the Committee may also permit, in its sole discretion and in accordance with such policies and rules as it deems appropriate, the Optionee to have the Company withhold a number of shares which would otherwise be issued pursuant to this Stock Option having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share).  The value of shares to be withheld or delivered (as may be permitted by the Committee) shall be based on the Fair Market Value of a share of Capital Stock as of the date the amount of tax to be withheld is to be determined.  For avoidance of doubt, the Committee may change its policies and rules for tax withholding in its sole discretion from time to time for any reason.

9.
Tax Status. This Stock Option is not intended to qualify as an incentive stock option under Section 422 of the Code.  This Stock Option is intended to be exempt from the requirements of Section 409A of the Code.

10.
The Plan. This Stock Option is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.  Nothing in this Agreement shall in any way preclude the Company from amending the Plan (including any subplan thereunder) as necessary to comply with applicable law without the Optionee’s prior consent.

11.	No Obligation to Exercise Stock Option. The grant and acceptance of this Stock Option imposes no obligation on the Optionee to exercise it.

12.	No Obligation to Continue Employment. Neither the Company nor any Affiliate is obligated to continue to employ the Optionee, nor does the Plan or this Agreement impose any such obligation.

13.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

14.
Purchase Only for Investment. To insure the Company’s compliance with the Securities Act of 1933, as amended, the Optionee agrees for himself or herself, the Optionee’s legal representatives and estate, or other persons who acquire the right to exercise this Stock Option upon his or her death, that shares will be purchased in the exercise of this Stock Option for investment purposes only and not with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with or exempt from the registration and prospectus requirements of that Act.

15.	Governing Law. This Agreement and this Stock Option shall be governed by the laws of the Commonwealth of Massachusetts, United States of America.

16.
Beneficiary Designation. The Optionee may designate Beneficiary(ies) to whom shall be transferred any rights under this Stock Option which survive the Optionee’s death. To obtain the beneficiary designation form, please go to the “Options and Equity Awards” section of the Schwab Equity Award Center website (http://equityawardcenter.schwab.com) after completing the login procedure and click on the “Review message” from your “employer” and then click on the “Equity Awards Beneficiary Designation Form”. Alternatively, you may request this beneficiary designation form by sending an e-mail to equityawardsadmin@rogerscorporation.com or calling the Office of the Corporate Secretary of Rogers Corporation at 800-227-6437 ext. 5566.

In the absence of an effective beneficiary designation in accordance with the terms of the Plan and this Agreement, the Optionee acknowledges that any rights under this Stock Option that survive the Optionee’s death shall be rights of his or her estate notwithstanding any other agreements or documents (including the Optionee’s will) to the contrary.

By: Rogers Corporation

By clicking the Accept button I hereby acknowledge receipt of the foregoing Stock Option and agree to its terms and conditions: